UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 1, 2011

Steel Excel Inc.
(Exact name of Registrant as specified in its charter)

Delaware	0-15071	94-2748530
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

691 S. Milpitas Blvd., Suite 208, Milpitas, California, 95035
(Address of principal executive offices including zip code)

 (408) 945-8600
(Registrant’s telephone number, including area code)

ADPT Corporation
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry into a Definitive Material Agreement.

On October 1, 2011, ADPT Corporation, now known as Steel Excel Inc. (the “Company”), entered into a management services agreement with SP Corporate Services LLC (“SP Corporate”), effective as of October 1, 2011 (the “Agreement”).  Pursuant to the Agreement, SP Corporate will provide the Company with the services of Mark A. Zorko as the Company’s Chief Financial Officer and other additional services of its personnel.  Mr. Zorko has provided assistance to the Company on a part time basis since July 1, 2011 and has served as the Company’s Interim Chief Financial Officer since his appointment to such position on August 9, 2011.  Such appointment was previously disclosed in a Current Report on Form 8-K filed by the Company with the U.S. Securities and Exchange Commission on August 11, 2011.

Pursuant to the Agreement, the Company will pay SP Corporate $35,000 per month as consideration for the services of Mr. Zorko and the Company’s Financial Reporting Manager designated by Mr. Zorko.  The Company will also pay on an hourly basis for any additional accounting, finance, human resources, operational and other services it chooses to obtain from SP Corporate.  Additionally, the Company will reimburse SP Corporate and Mr. Zorko for certain expenses, including but not limited to reasonable and necessary business expenses incurred on behalf of the Company.  SP Corporate is responsible for compensating and providing all applicable employment benefits to any SP Corporate personnel in connection with providing services under the Agreement.  Pursuant to the Agreement, on October 1, 2011, the Company entered into an indemnification agreement with Mr. Zorko consistent with agreements entered into with its other executive officers.

The Agreement has a term of one year and shall automatically renew for successive one-year periods unless terminated (i) by either party on any anniversary date upon not less than 90 days prior written notice to the other (provided that the Company may have 120 days to select a substitute chief financial officer); (ii) by the Company, at any time, on less than 90 days notice, if it pays a termination fee to SP Corporate; (iii) at the election of the Audit Committee (the “Committee”) of the Board of Directors of the Company, immediately upon death of Mr. Zorko, his resignation as Chief Financial Officer, removal as Chief Financial Officer by SP Corporate or removal as Chief Financial Officer for cause by the Company, unless a successor chief financial officer has been appointed and the Agreement has been amended accordingly; (iv) immediately upon the bankruptcy or dissolution of SP Corporate; or (v) immediately by the Company for cause or upon a material breach of the Agreement (as reasonably determined by the Committee) by SP Corporate or Mr. Zorko.

Mr. Zorko has served as Chief Financial Officer of DGT Holdings Corp., an international x-ray imaging company, since August 30, 2006.  Mr. Zorko is responsible for the finance and information technology functions of that company.  From 2000 to 2006, Mr. Zorko was an active CFO Partner with Tatum CFO Partners, LLP, a professional service provider of financial and information technology executives. Mr. Zorko’s engagements included serving as Chief Financial Officer or Chief Accounting Officer of public and private client companies.  DGT Holdings Corp. is an affiliate of Steel Partners Holdings L.P., which, together with its affiliates, beneficially owned 37.7% of the outstanding common stock of the Company as of September 29, 2011.  Mr. Zorko is a certified public accountant and a member of the National Association of Corporate Directors.

The Agreement was unanimously approved by the Company’s disinterested directors, and SP Corporate will be subject to the supervision and control of the Committee while performing its obligations under the Agreement.

The foregoing description of the Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Agreement, which is attached as Exhibit 10.1 hereto and incorporated herein by reference.

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

The information contained in Item 1.01 is incorporated by reference into this Item 5.02.

Item 9.01  Financial Statements and Exhibits.

(d) Exhibits

The following exhibit is filed with this report:

10.1          Management Services Agreement, dated as of October 1, 2011, by and between ADPT Corporation (n/k/a Steel Excel Inc.) and SP Corporate Services LLC.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Steel Excel Inc.

By:	/s/ John J. Quicke
	Name:	John J. Quicke
	Title:	Interim President and Chief Executive Officer

Dated:  October 6, 2011

EXHIBIT INDEX

Exhibit No.	Description of Exhibit

10.1	Management Services Agreement, dated as of October 1, 2011, by and between ADPT Corporation (n/k/a Steel Excel Inc.) and SP Corporate Services LLC.